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                                                                  EXHIBIT 10.28


September 19, 2001

Richard J. D'Angelo
14655 Oak Street #3
Saratoga, CA  95070

Dear Rich:

On behalf of Accrue Software, Inc., I am pleased to offer you the position of Vice President of Sales, reporting to me. The effective date of this appointment is October 1, 2001.

Your salary will be $200,000.00 annually and paid bi-weekly. Your salary will be payable in accordance with the Company's standard payroll policies. You will also be eligible for a target commission of $150,000, paid quarterly. The Company will guarantee the first four months of this commission, if you are employed with the Company through your first four months of your employment. You will be covered by the company's benefit program and the provisions of these programs.

You will be granted an incentive stock option to purchase 250,000 shares of Common Stock exercisable at the fair market value on the date of grant by the Company's Board of Directors. You will be granted for an additional incentive stock option to purchase 50,000 shares of common stock after 12 months of employment if you meet at least 90% of your commission target goals. The option will become exercisable at the rate of 33% of the shares one year after your commencement of employment and 2.78% of the shares subject to the option each month thereafter, so that at the end of three years, the option will be fully vested provided you remain an employee of the Company. The option will be subject to approval and grant by the Company's board of directors, which will occur at the first regular board meeting following the commencement of your employment, and the execution of the Company's standard Option Agreement under its 1996 Stock Plan. In the event you are terminated without cause, due to a Change of Control, there will be a 50% acceleration of vesting of your stock options, in addition to what has been vested to date, and your salary and benefits will continue for six months beyond the termination date.

Our offer is conditioned upon your execution of the Accrue Software, Inc. Proprietary Information and Inventions Agreement, and conditioned upon your ability to provide and maintain proper and necessary visa and other employment documentation. In addition,


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you will abide by the Company's strict policy that prohibits any new employee from using or bringing with him or her from any previous employer any confidential information, trade secret or proprietary materials from other employers.

Your employment by Accrue Software, Inc. will be for an indefinite term and on an at-will basis. This means that Accrue Software, Inc. may terminate the employment relationship at any time, with or without cause. This at-will relationship may be changed only by a written agreement entered into for this purpose and signed by the Company's Chief Executive Officer. The other terms and condition of your employment will be governed by various policies and programs of the Company, in writing and otherwise, and that those policies and programs may be changed from time to time by the Company at its discretion. The voluntary at-will nature of your employment shall not be affected nor changed by any other employment policies or programs the Company or may have, now or in the future.

This offer is contingent upon our completing a check of your references to our satisfaction.

Please sign the bottom of this letter to indicate your acceptance of this offer and to confirm our agreement.

Again, let me express how pleased I am to be working with you.

Sincerely,


/s/ Jeffrey S. Walker
Jeffrey S. Walker
President and CEO
Accrue Software, Inc.

I, Richard J. D'Angelo, understand and accept the foregoing terms and conditions and hereby accept them as stated.


/s/ Richard J. D'Angelo                                     September 24, 2001
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Signature                                                   Date